Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702. 878. 0700
Chairman of the Board, President and Chief Executive Officer

	Patrick Hartman	702. 947. 3514
Executive Vice President and Chief Financial Officer

COMMUNITY BANCORP SCHEDULES 2007 SECOND QUARTER
CONFERENCE CALL ON JULY 20, 2007

Las Vegas, NV, July 12, 2007 – Community Bancorp (NASDAQ: CBON), parent company of Community Bank of Nevada and Community Bank of Arizona, announced the company will host an investor conference call at 11 a.m. EDT (8 a.m. PDT) on Friday, July 20, 2007, to review the financial results for its 2007 second quarter ended June 30.

The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.communitybanknv.com/conference.  For those who are not available to listen to the live broadcast, the call will be archived for 90 days on the Web site.

About Community Bancorp
Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada, with two operating bank subsidiaries: 1) Community Bank of Nevada, and 2) Community Bank of Arizona. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and two loan production offices in Southern California and Arizona.  Community Bank of Arizona (formerly Cactus Commerce Bank), an Arizona state chartered bank, operates through three branches in the greater Phoenix area and acquired in September 2006. We provide commercial banking services, including real estate, construction, commercial loans and SBA loans, to small and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Member FDIC, Equal Housing Lender, SBA Preferred Lender

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA's safe harbor provisions.